Exhibit 99.1

Barfresh Completes Strategic Acquisition of Arps Dairy

Transaction Positions Company for Accelerated Growth with Enhanced Manufacturing Capabilities and Operational Synergies

Company on Track to Deliver Fiscal Year 2025 Revenue of $14.5 Million to $15.5 Million

Acquisition Expected to More Than Double Revenue to $30 Million to $35 Million and Enhance Profitability in Fiscal Year 2026

LOS ANGELES, October 7, 2025 (GLOBE NEWSWIRE) – Barfresh Food Group Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, today announced that it has completed the previously announced acquisition of all outstanding capital stock of Arps Dairy, Inc., an Ohio-based dairy processing company. The transaction was completed primarily for approximately $1.3 million in debt repayment, funded through an expansion of the Company’s existing line of credit.

The completed acquisition immediately expands Barfresh’s manufacturing footprint with Arps Dairy’s operational 15,000-square-foot processing facility, along with a 44,000-square-foot state-of-the-art manufacturing facility that is nearing completion. Both facilities are located in Defiance, Ohio. The Company has already commenced production of certain products at the existing Arps Dairy facility and plans to complete construction at the larger facility during 2026. Arps Dairy has been preliminarily approved for a $2.3 million government grant to support the finalization of construction and equipment installation at the expanded facility. The acquisition delivers immediate operational advantages by eliminating third-party manufacturing fees, enabling more efficient ingredient procurement, reducing freight and cold storage costs through integrated operations, and providing enhanced oversight of production processes.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We are pleased to complete this transformational acquisition and welcome the Arps Dairy team to the Barfresh family. This milestone marks the beginning of a new chapter in our operational evolution as we transition to an integrated manufacturing model. With production already underway at the Arps Dairy facility, we are immediately realizing the benefits of enhanced supply chain control and improved operational efficiency. The completion of this acquisition provides us with the manufacturing foundation necessary to execute against our growth plans and deliver on our fiscal 2026 revenue guidance of $30 million to $35 million. The closing of this transaction reinforces our commitment to building a scalable, profitable business model that can support long-term growth while delivering superior value to customers and shareholders alike.”

As previously announced, Barfresh has increased its fiscal year 2025 revenue guidance to a range of $14.5 million to $15.5 million and has issued preliminary fiscal year 2026 revenue guidance of $30 million to $35 million, representing a 126% increase compared to the high range of fiscal year 2025 guidance. The acquisition is expected to be accretive to earnings in fiscal 2026 as the Company realizes the full benefit of its expanded manufacturing capabilities and operational cost reductions.

About Barfresh Food Group

Barfresh Food Group Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com